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                                                                    EXHIBIT 3(f)
                                ARTICLES OF AMENDMENT
                                          OF
                              ARTICLES OF INCORPORATION
                                          OF
                          COMPUTERIZED THERMAL IMAGING, INC.

                                      * * * * *

     PURSUANT to the provisions of Chapter 78 of the Nevada Domestic Corporation Code, the undersigned corporation (the "Corporation") adopted the following Articles of Amendment to its Articles of Incorporation:

                                     ARTICLE ONE

     The name of the Corporation is COMPUTERIZED THERMAL IMAGING, INC.

                                     ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by written consent of the stockholders of the Corporation dated February 4, 1998:

     The Articles of Incorporation of the Corporation are amended by revising
Article IV thereof to read as follows:

                                      ARTICLE IV

     1. AUTHORIZED STOCK. The total number of shares of stock which the Company shall have authority to issue is 103,000,000, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 3,000,000 shares of preferred stock (the "Preferred Stock").

     2. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada (the "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the par value, designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The designation of the series, which may be by distinguishing number, letter or title.

          (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

          (c)  The par value thereof.

          (d) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

          (e)  The dates at which dividends, if any, shall be payable.

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          (f)  The redemption rights and price or prices, if any, for shares of the series.

          (g) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          (h) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

          (i) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

          (j) Restrictions on the issuance of shares of the same series or of any other class or series.

          (k) The voting rights, if any, of the holders of shares of the series.

          (l) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

     3. COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

     4. VOTING RIGHTS. Except as may be provided in these Articles of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

     5. DENIAL OF PREEMPTIVE RIGHTS. No stockholder of the Company shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company now or hereafter to be authorized or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

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                                    ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was 43,862,734 shares with $0.001 par value.

                                   ARTICLE FOUR

     The holders of 22,383,631 shares, constituting a majority of the shares of stock outstanding and entitled to vote on this amendment, have signed a written consent adopting this amendment.

     DATED: February 17, 1998


                                   By:   /s/ David A. Packer
                                      -------------------------
                                      David A. Packer
                                      President

                                   By:  /s/ Richard V. Secord
                                      -------------------------
                                      Richard V. Secord
                                      Secretary


THE STATE OF UTAH      Section
                       Section
COUNTY OF DAVIS        Section


     BEFORE ME, the undersigned authority, on this day personally appeared David A. Packer, the President of Computerized Thermal Imaging, Inc., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes therein expressed and in the capacity therein stated.

     Given under my hand and seal of office this the 17th day of February, 1998.


                                   /s/ L. Terry Hilton
                                   -------------------------
                                   Notary Public








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